For Immediate Release

For further information, please contact:
Brad A. Luecke, President and Chief Executive Officer of Midwest Banc Holdings, Inc., (708) 865-1053.
James L. Roberts, President and Chief Executive Officer of CoVest Bancshares, Inc. (847) 294-6500.

Midwest Banc Holdings, Inc., to Acquire CoVest Bancshares, Inc.

(Melrose Park, Illinois, November 1, 2002) — Midwest Banc Holdings, Inc., (Nasdaq: MBHI), the eighth largest publicly traded bank holding company in Illinois and parent company of Midwest Bank and Trust Company and Midwest Bank of Western Illinois, and CoVest Bancshares, Inc., Des Plaines, Illinois (Nasdaq: COVB), the parent company of CoVest Banc, N.A., jointly announced today that they have entered into a definitive agreement providing for Midwest Banc Holdings, Inc., to acquire CoVest Bancshares, Inc. in a stock and cash merger transaction. The merger announcement was made by Brad A. Luecke, President and Chief Executive Officer of Midwest Banc Holdings, Inc., and James L. Roberts, the President and Chief Executive Officer of CoVest Bancshares, Inc.

The transaction will bolster Midwest Banc Holdings, Inc.’s existing branch network into the three suburban northwest Chicago metropolitan area markets of Des Plaines, Arlington Heights and Schaumburg. Previously, on July 22, 2002, Midwest Banc Holdings, Inc., announced plans to acquire Long Grove, Illinois-based Big Foot Financial Corp., parent company of Fairfield Savings Bank, F.S.B. for $33.4 million in stock. Also, on October 22, 2002, Midwest Banc Holdings, Inc. announced the planned opening of two new banking offices in the Chicago suburbs of Addison and Glenview in the spring of 2003.

Midwest Banc Holdings, Inc., will issue 0.925 shares of its stock and $10.25 in cash for each share of CoVest Bancshares, Inc., resulting in a price of $27.61 per share of CoVest Bancshares, Inc. or $105.2 million in aggregate, including the cash-out of options, based on Midwest Banc Holdings, Inc.’s closing price of $18.77 on October 31, 2002. The per share consideration conveyed to CoVest Bancshares, Inc. shareholders will be approximately 62.9% in the form of stock and 37.1% in the form of cash. CoVest Bancshares, Inc. had 3,481,434 shares and 641,789 options outstanding as of September 30, 2002. The exchange ratio is fixed and CoVest Bancshares, Inc. has the right to terminate the transaction if Midwest Banc Holdings, Inc.’s stock underperforms a peer group of bank holding companies by more than 17.5%, subject to certain provisions. Midwest Banc Holdings, Inc., plans to fund the transaction via a combination of existing internal funds and a placement of trust preferred securities of $15 million, which was closed on October 29, 2002.

CoVest Banc, N.A. is the largest community bank in Des Plaines with a 31% deposit market share. CoVest Banc, N.A. maintains smaller market share positions, respectively, in the Arlington Heights and Schaumburg marketplaces. CoVest Banc, N.A. will be merged into

Midwest Bank and Trust Company, which is the 18th largest bank in asset size within Illinois, and has leading market positions in Elmwood Park and Melrose Park. With the addition of CoVest Banc, N.A., Midwest Bank and Trust Company expects to have 20 branches in the Chicago MSA at closing.

The combination of Midwest Banc Holdings, Inc. with CoVest Bancshares, Inc. will create a combined entity with $2.8 billion in total assets, $1.8 billion in total loans, $2.0 billion in total deposits, $200 million in total equity and a $400 million market capitalization, based upon Midwest Banc Holdings, Inc.’s closing stock price on October 31, 2002. The combined company will become the seventh largest publicly traded bank holding company headquartered in Illinois based upon asset size and the 10th largest in the state. The transaction is expected to be accretive to Midwest Banc Holdings, Inc.’s 2003 cash earnings per share by 5.6% and GAAP earnings per share by 1.8% based on 2003 consensus analyst estimates.

Brad A. Luecke, President and Chief Executive Officer of Midwest Banc Holdings, Inc. stated, “We have previously announced plans to add banking centers in five new markets through de novo branching and the acquisition of Big Foot Financial Corp. The acquisition of CoVest Bancshares, Inc. is an exceptional opportunity to combine resources for future growth. The three new markets complete Midwest Bank and Trust Company’s initial efforts to fill in the gaps within its existing branch network. In addition, CoVest Bancshares, Inc. has a proven track record of having successfully converted a thrift into a community bank and generating results above peer group averages. CoVest Bancshares, Inc.’s experience and learning curve will be an important factor in the integration of our pending acquisition of Big Foot Financial Corp. and its subsidiary, Fairfield Savings Bank, F.S.B.” Mr. Luecke also noted that: “Our background in commercial and commercial real estate lending combined with CoVest Bancshares, Inc.’s expertise in multi-family lending will create a strong asset-driven organization with above average revenue growth potential in our markets.”

James L. Roberts, President and Chief Executive Officer of CoVest Bancshares, Inc., stated “Our decision to combine with Midwest Banc Holdings, Inc. is not the end of the CoVest story, but the beginning of a new chapter. Midwest Banc has a proven track record of high performance community banking in its local markets. We are proud that our efforts and success provide this exceptional opportunity to combine resources with Midwest Banc”. Mr. Roberts also noted that both organizations shared a common market philosophy of community banking. He stated: “Both organizations have similar credit cultures, comparable deposit products, services, and pricing and, above all, a genuine commitment to customer service. Of all the alternatives available, CoVest Bancshares, Inc.’s combination with Midwest Banc Holdings, Inc. was clearly the best fit and is in the best interests of our shareholders, customers and employees.”

Projected cost savings as a result of the merger are anticipated to be approximately $3.7 million pre-tax annually, which represents approximately 25% of CoVest Bancshares, Inc.’s noninterest expenses. The $3.7 million figure includes $1.6 million for compensation and benefits related to the elimination of specific executive positions and other staffing reductions, $0.7 million for data processing, $0.7 million for advertising and marketing, $0.5 million for professional fees, and $0.1 million for general and administrative and other expenses.

Total merger related expenses of $10.8 million, or $6.5 million after-tax are anticipated. The $10.8 million figure includes $4.0 million for severance expenses, $1.7 million for professional fees, $1.4 million for data processing and systems conversion, $0.4 million for facilities and equipment upgrades, and $3.3 million in other costs.

Pricing Summary:

Price to last quarter annualized earnings	14.4	x
Price to 09/30/02 book value	221.9%
Price to 09/30/02 tangible book value	227.6%
Core deposit premium	14.5%

The transaction, which is subject to approval by regulators, as well as Midwest Banc Holdings, Inc. and CoVest Bancshares, Inc. shareholders, is expected to close in the first quarter of 2003.

In connection with this transaction, Hovde Financial, L.L.C. acted as a financial advisor to Midwest Banc Holdings, Inc. and William Blair & Company, L.L.C. acted as a financial advisor to CoVest Bancshares, Inc. Hinshaw & Culbertson represented Midwest Banc Holdings, Inc. as legal counsel, while Barack Ferrazzano Kirschbaum Perlman & Nagelberg, L.L.C. represented CoVest Bancshares, Inc.

Conference Call Information: On MONDAY, NOVEMBER 4, 2002 at 9:30 am CST (10:30 am Eastern Time), Midwest Banc Holdings, Inc. will hold a conference call to provide an overview of the CoVest Bancshares, Inc. acquisition. Leading the discussion will be Brad A. Luecke, President and CEO of Midwest Banc Holdings, Inc., and James L. Roberts, President and CEO of CoVest Bancshares, Inc. Also participating will be Daniel R. Kadolph, Senior Vice President and CFO, and Edward H. Sibbald, Executive Vice President and Director-Investor Relations, Midwest Banc Holdings, Inc.

The conference call is open to the public with analysts, individual investors and media invited to listen. The dial-in number for the conference call is 800-865-2821. Please call at least five minutes before start time. A detailed PowerPoint presentation of the CoVest Bancshares, Inc. acquisition will be posted on the Company’s website at www.midwestbanc.com and listeners are invited to follow along with the discussion. A replay will be available beginning 12:30 PM on November 4, 2002 through November 18, 2002, by dialing 1-800-642-1687, reservation #6248703.

Midwest Banc Holdings, Inc., is a Melrose Park, Illinois based bank holding company with $1.9 billion in total assets. The company provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities through 12 banking centers in the greater Chicago metropolitan area and six banking centers in Western Illinois. The Company’s four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc. and Midwest Bank Insurance Services, L.L.C.

CoVest Bancshares, Inc. is the bank holding company for CoVest Banc, N.A., with $600 million in assets and three banking centers in Des Plaines, Arlington Heights and Schaumburg, Illinois. The bank offers a wide range of retail and commercial banking services. Other financial services and investments are provided through its subsidiary, CoVest Investments, Inc.

This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This press release should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

Additional Information

A registration statement will be filed with the Securities and Exchange Commission in connection with the proposed transaction. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of CoVest Bancshares and Midwest Banc Holdings, Inc. seeking their approval of the proposed transaction.

Investors and security holders of CoVest Bancshares, Inc. are advised to read the registration statement and joint proxy statement/prospectus when they become available because they will contain important information. When filed, these documents can be obtained free of charge from the web site maintained by the SEC at http://www.sec.gov. These documents also can be obtained free of charge when available upon written request to Midwest Banc Holdings, Inc., Investor Relations, 501 W. North Avenue, Melrose Park, Illinois 60160 or by calling (708) 865-1053, or upon written request to CoVest Bancshares, Inc., Investor Relations, 749 Lee Street, Des Plaines, IL 60016 or by calling (847) 634-2100.

CoVest Bancshares, Inc. and its directors may be deemed to be participants in the solicitation of proxies for CoVest Bancshares, Inc. to approve the merger. Information about CoVest Bancshares, Inc.’s directors is set forth in the proxy statement for its 2002 Annual Meeting of shareholders filed with the Commission. This document is available free of charge at the Commission’s website at http://www.sec.gov and/or from CoVest Bancshares, Inc.’s website at http://www.covestbanc.com. Additional information about the interest of CoVest Bancshares, Inc.’s directors in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.

Midwest Banc Holdings, Inc., and its directors may be deemed to be participants in the solicitation of proxies for Midwest Banc Holdings, Inc. to approve the merger. Information about Midwest Banc Holdings, Inc.’s directors is set forth in the proxy statement for its 2002 Annual Meeting of shareholders filed with the Commission. This document is available free of charge at the Commission’s website at http://www.sec.gov and/or from Midwest Banc Holdings, Inc.’s website at http://www.midwestbanc.com. Additional information about the interest of Midwest Banc Holdings, Inc.’s directors in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.

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